As filed with the Securities and Exchange Commission on January 15, 2004

Registration Statement No. 333-111519

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT No. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NETWORK ENGINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3064173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Dan Road

Canton, Massachusetts 02021

(781) 332-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOHN H. CURTIS

President and Chief Executive Officer

Network Engines, Inc.

Canton, Massachusetts 02021

(781) 332-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip P. Rossetti, Esq.

Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Telephone: (617) 526-6000

Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to public:   As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐            .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐            .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities under this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 15, 2004

PROSPECTUS

NETWORK ENGINES, INC.

2,930,425 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of common stock previously issued by Network Engines, Inc. to the former stockholders of TidalWire Inc. in connection with our acquisition of that company.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the NASDAQ National Market under the symbol “NENG”. On January 9, 2004, the closing sale price of our common stock on the NASDAQ National Market was $4.23 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January     , 2004.

Network Engines’ executive offices are located at 25 Dan Road, Canton, Massachusetts 02021, our telephone number is (781) 332-1000 and our Internet address is www.networkengines.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to “Network Engines,” “we,” “us,” and “our” refer to Network Engines, Inc. and its subsidiaries.

Network Engines is our trademark and TidalWire is our registered servicemark.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

NETWORK ENGINES, INC.

Network Engines develops, manufactures and distributes server appliance solutions that enable network equipment providers and independent software vendors, or ISVs, to deliver data storage and security networking applications to their customers. We also distribute third party storage networking connectivity products for the leading Fibre Channel host bus adapter, or HBA, and storage switch manufacturers in the data storage industry to our customer base of over 400 value-added resellers, or VARs, and systems integrators. We believe we are a leading provider of server appliance solutions and distribution services by virtue of our ability to offer a complete range of supply-chain services to network equipment providers and ISVs.

THE OFFERING

Common Stock offered by selling stockholders	2,930,425 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering

NASDAQ National Market symbol	NENG

RISK FACTORS

The risks and uncertainties described below are not the only ones we are faced with. Additional risks and uncertainties not presently known to us, or that are currently deemed immaterial, may also impair our business operations. If any of the following risks actually occur, our financial condition and operating results could be materially adversely affected.

Risks of dependence on one strategic partner.

We derive a significant portion of our revenues from EMC and our revenues may decline significantly if this customer cancels or delays purchases of our products, terminates its relationship with us, or exercises certain of its contractual rights.

In the years ended September 30, 2003 and 2002, sales directly to EMC, our largest customer, accounted for 47% and 83% of our total net revenues and 88% and 83% of our OEM Appliance revenues, respectively. Primarily all of these sales are attributable to one OEM Appliance product pursuant to a non-exclusive contract. We anticipate that our future operating results will continue to depend heavily on sales to, and our relationship with, this customer. Accordingly, the success of our business will depend, in large part, on this customer’s willingness to continue to utilize our server appliance solutions in its existing and future products. Further, our financial success is dependent upon the continued success of the product we currently sell to this customer and the continued growth, viability and financial stability of this customer, whose industry has experienced rapid technological change, short product life cycles, consolidation and pricing and margin pressures. A significant reduction in sales to this customer, or significant pricing and margin pressures exerted on us by this customer, would have a material adverse effect on our results of operations. In addition, if this customer delays or cancels purchases of our products, our operating results would be harmed and our ability to accurately predict revenues, profitability and cash flows would decrease.

Under the terms of our non-exclusive contract with our largest customer, this customer the right to enter into agreements with third parties for similar products, our largest customer is not obligated to purchase any minimum quantity of products from us and may choose to stop purchasing from us at any time, with or without cause. In addition, this customer may terminate the agreement in the event that we attempt to assign our rights under the agreement to another party without this customer’s prior approval. Furthermore, in the event that we default on certain portions of the agreement, this customer has the right to manufacture certain products in exchange for a mutually agreeable royalty fee. If any of these events were to occur, or if this customer were to delay or discontinue purchases of our products, as a result of dissatisfaction or otherwise, our revenues and operating results would be materially adversely affected and our reputation in the industry might suffer and our ability to accurately predict revenues, profitability and cash flows would decrease.

A significant portion of our current Distribution revenues are attributed to sales of EMC-approved Fibre Channel HBAs. The December 2003 amendment of our agreement with EMC regarding the sale of such HBAs will result in lower gross profits on such sales, which may cause our business to suffer. In addition, our business would also suffer if we were no longer authorized to distribute EMC-approved HBAs, if additional distributors were authorized to distribute such HBAs or if the gross profits we derive from these sales were further reduced.

In the year ended September 30, 2003, approximately 70% of our Distribution revenues, or 33% of our total net revenues, were derived from sales of Fibre Channel HBAs approved for configuration in certain EMC data storage networking products. We are one of two North American distributors that EMC has authorized to distribute EMC-approved Fibre Channel HBAs. Sales of these HBAs have historically had a higher gross profit however, as a result of an amendment to our agreement with EMC regarding our sales of these HBAs, the costs to us to sell such HBAs will increase in the three months ending March 31, 2004. As a result of this increase in our costs, gross profits on our sales of EMC-approved HBAs will decline beginning in the three months ended March 31, 2004. We expect that our gross profit from sales of EMC-approved HBAs will be more consistent with our sales of other third party storage networking products, which have historically been between 7% and 12% of the net revenues from these sales. This decline in our Distribution gross profit will begin in the quarter ending March 31, 2004. This decline will negatively impact our Distribution segment business operations and could cause our other business operations to suffer. For instance, higher costs to us on sales of EMC-approved HBAs may not allow us to reduce prices to the level of our competitors, which could cause us to lose customers who purchase EMC-approved HBAs from us as well as other products. The loss of customers of our Distribution segment could cause our Distribution segment’s revenues to decline and could limit our ability to distribute server appliances, which would severely damage our business. In addition, EMC is not contractually prohibited from increasing or decreasing the number of authorized North American distributors of these HBAs. If EMC were unwilling to permit us to resell such HBAs, or if it were to expand its relationships with other distributors, our relationships with VARs and systems integrators of data storage network components could be materially adversely affected and our reputation would suffer. In addition, if we were no longer permitted to resell EMC-approved HBAs, we could lose customers of our Distribution segment, which could cause our Distribution segment’s revenues to decline and could limit our ability to distribute server appliances, which would severely damage our business.

Risks related to business strategy.

Our future success is dependent on our ability to generate significant revenues from relationships with network equipment providers and ISVs.

A major component of our business strategy is to focus our selling and marketing efforts on indirect sales through relationships with network equipment providers and ISVs. To date, we have not entered into a significant number of definitive agreements with network equipment providers or ISVs. Even if we are successful in developing relationships with a significant number of network equipment providers and ISVs, we will be reliant on our partners’ ability to create demand for their server appliance products. If we engage network equipment or ISV partners whose products are technologically inferior to competitive products or who do not commit an adequate level of resources to promoting their server appliance products, sales of these server appliance solutions may be limited and our revenues and operating results may suffer. In addition, our business strategy requires us to expend a significant level of engineering, selling and marketing resources for each of our network equipment or ISV partners. If we fail to generate enough revenues to offset the financial demands that our strategy places on our business, our future operating results will suffer.

If we are unsuccessful in our efforts to sell our server appliance solutions by leveraging our TidalWire Distribution operation, our revenues and operating results may suffer.

One of the reasons that we acquired TidalWire was to utilize TidalWire’s distribution channel to sell the server appliance solutions developed for our current and future server appliance distribution ISV partners. However, we have limited experience in selling and marketing server appliances through this newly acquired distribution channel. To successfully sell such server appliance solutions through our Distribution operation we must work extensively with these ISV partners’ selling and marketing personnel and our VAR and systems integrator partners. We may find that the amount of time and resources that are required to effectively sell our partners’ server appliance solutions through our Distribution operation is more significant and costly than was originally planned. If we are unable to generate sufficient revenues by leveraging our Distribution operation to increase sales of our server appliance solutions in a cost effective and timely manner, our operating results may suffer and we may determine that we need to discontinue this component of our business strategy.

If we fail to expand our network of resellers, or fail to add server appliances to our distribution product line or expand into the network security market, our revenues and operating results may be adversely affected.

A key component of our business strategy is to broaden our Distribution business by, among other things, expanding our network of VARs and systems integrators, selling a portion of our server appliance solutions to our network of VARs and systems integrators and focusing our sales and marketing efforts in both the data storage and network security markets. If we fail to increase the number of resellers, retain and expand relationships with existing resellers, or fail to add additional products to our distribution product line, our revenues and operating results may be adversely affected. In addition, in order to expand our business into the network security market, we may need to expend substantial resources and it may take us longer to establish strategic partnerships due to our lack of experience in this market. If we are not successful in expanding in this market, our revenue growth may be limited and our operating results may be adversely affected.

Our business could be harmed if we fail to adequately integrate technologies or the operations of the businesses that we may acquire in the future.

As part of our strategy, from time to time we expect to review opportunities to invest in complementary businesses, products or technologies that would expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We have made in the past, and may make in the future, acquisitions of or significant investments in businesses, products or technologies. Any future acquisitions present numerous risks, including:

•	difficulties in integrating the operations, technologies, products and personnel of the acquired companies and realizing upon the anticipated synergies of the combined businesses;

•	managing the risks of entering markets or types of businesses in which we have limited or no direct experience;

•	unanticipated problems or latent liabilities, such as problems with the quality of the installed base of the target company’s products; and

•	diversion of management’s attention from the core operations of the business.

If we acquire a new business, we may be required to expend significant funds, incur debt, issue additional securities or assume liabilities, any of which may negatively affect our operations and be dilutive to our stockholders. In addition, such acquisitions could result in one-time charges related to acquisition costs, severance costs, employee retention costs and in-process research and development. The failure to adequately address these risks could harm our business and financial results.

Risks related to financial results.

We have a history of losses and may continue to experience losses in the future, which could cause the market price of our common stock to decline.

Since our inception, we have incurred significant net losses and, although we were profitable in the three and six months ended September 30, 2003, we could incur net losses in the future. We believe that any future growth will require us to incur significant engineering, selling and marketing and administrative expenses. As a result, we will need to generate significant revenues to sustain profitability. In addition, lower gross profit from our sales of EMC-approved HBAs beginning in the quarter ending March 31, 2004, as a result of our recently amended distribution agreement with EMC, will negatively impact our profitability. As a result of these factors, we cannot be certain that we will be able to sustain profitability in the future. If we do not maintain profitability, the market price for our common stock may decline.

Our quarterly revenues and operating results may fluctuate seasonally, which could result in decreased revenue from quarter to quarter, which in turn could cause the market price of our common stock to decline.

Seasonal fluctuations in revenue and operating results in the data storage networking industry are common. In particular, this industry typically experiences increased orders and resulting revenues in the quarter ended December 31, and a subsequent decline in orders and resulting revenues during the quarter ended March 31. With a substantial amount of our revenue derived from data storage networking products, we may experience significant quarter-to-quarter fluctuations in revenues and operating results due to customers timing their orders based on their own quarterly financial considerations. Accordingly, we believe that quarter-to-quarter comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. Nonetheless, the market price of our common stock could decline in response to these variations.

Our quarterly revenues and operating results may also fluctuate for reasons other than seasonality, which could cause our operating results to fall below expectations and thus impact the market price of our common stock.

In addition to seasonality issues, our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. None of our customers are obligated to purchase any quantity of our products in the future nor are they obligated to meet forecasts of their product needs. Our operating expense levels are based in part on expectations of future revenues and gross profits. If revenues or gross profits in a particular quarter do not meet expectations, operating results could suffer and the market price of our common stock could decline. Factors affecting quarterly operating results include:

•	the timing and size of orders from customers, particularly our largest customer;

•	the loss of key suppliers or customers;

•	the mix of OEM appliance revenues and Distribution revenues and the product mix within each;

•	the ability to expand our production capacity;

•	the mix of product manufactured internally and by our contract manufacturer;

•	the availability of products from suppliers;

•	price competition;

•	changing global economic conditions; and

•	the timing of expenditures in anticipation of increased revenues.

In addition, as a result of our amended agreement with EMC regarding our sales of EMC-approved HBAs, our costs incurred in connection with sales of such HBAs will increase beginning in the three months ending March 31, 2004. As a result, our gross profits on such sales will begin to decrease in the three months ending March 31, 2004. This will increase the difficulty in predicting our quarterly revenues and gross profits, which could have a negative impact on our business.

If the products and services that we sell become more commoditized and competition in the server appliance, data storage and network security markets continues to increase, then our gross profit as a percentage of net revenues may decrease and our operating results may suffer.

Products and services in the server appliance, data storage networking and network security markets may be subject to further commoditization as these industries continue to mature and other businesses introduce additional competing products and services. The gross profit as a percentage of revenues of our products may not grow to our targeted gross profit percentages or may even decrease, in response to changes in our product mix, competitive pricing pressures, or new product introductions into the server appliance and data storage markets. If we are unable to offset decreases in our gross profits as a percentage of revenues by increasing our sales volumes, operating results will decline. Changes in the mix of sales of our products, including the mix of higher margin sales of products sold in smaller quantities and somewhat lower margin sales of products sold in larger quantities, could adversely affect our operating results for future quarters. To maintain our gross profits, we also must continue to reduce the manufacturing cost of our server appliance products. Our efforts to produce higher margin server appliance products, continue to improve our server appliance products and produce new server appliance products may make it difficult to reduce our manufacturing cost per product. Further, utilization of a contract manufacturer may not allow us to reduce our cost per product. If we fail to respond adequately to pricing pressures, to competitive products with improved performance or to developments with respect to the other factors on which we compete, we could lose customers or orders. If we are unable to compete effectively, our business and prospects could be seriously harmed.

Risks related to the server appliance, data storage and network security markets.

If server appliances are not increasingly adopted as a solution to meet companies’ networking application needs, the market for our server appliance solutions may not grow, which could negatively impact our revenues.

We expect that a substantial portion of our revenues will come from sales of server appliance solutions and customized integration services and, eventually, the sale of server appliance solutions through our Distribution operations. As a result, we are substantially dependent on the growing use of server appliances to meet businesses’ storage and security networking application needs. The market for server appliance products has only recently begun to develop and we believe it is evolving rapidly. Because this market is relatively new, we cannot predict its potential size or future growth rate with a high degree of certainty. Our revenues may not grow and the market price of our common stock could decline if the server appliance market does not grow as rapidly as we expect.

Our expectations for the growth of the server appliance market may not be fulfilled if customers continue to use general-purpose servers. The role of our products could, for example, be limited if general-purpose servers become better at performing functions currently being performed by server appliances or are offered at a lower cost. This could force us to further lower the prices of our products or result in fewer sales of our products, which would negatively impact our revenues or force us to lower the prices of our server appliance solutions, which would decrease our gross profits.

The products that we sell are subject to rapid technological change and our sales will suffer if these products are rendered obsolete by new technologies.

The markets we serve are characterized by rapid technological change, frequent new product introductions and enhancements, potentially short product life cycles, changes in customer demands and evolving industry standards. In the server appliance market, we attempt to mitigate these risks by utilizing standards-based hardware platforms and by maintaining an adequate knowledge base of available technologies. However, the server appliance products that we sell could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge and we are not able to incorporate these technological changes into our products. Likewise, if data storage vendors develop products that incorporate the functionality of the Fibre Channel HBAs that we distribute, the marketability of the Fibre Channel HBAs that we distribute will suffer and our distribution sales will be materially adversely affected. Further, we do not have extensive experience in the network security market and if we are unable to provide the appropriate products for the network security market, our anticipated distribution sales will suffer. To remain competitive in the server appliance market, we must successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. To maintain the competitiveness of our Distribution business, we must continue to provide products and services that our customers require and continue to identify new products and services that meet the changing needs of our current and prospective customers. Our failure to keep pace with rapid industry, technological or market changes could have a material adverse effect on our business, results of operations or financial condition.

The cyclical nature of the data storage industry could hurt our operating results.

The data storage industry has historically been characterized by fluctuations in product demand and supply, and, consequently, severe fluctuations in price. In recent years, this industry has experienced a significant downturn in demand resulting in excess production levels, and we are uncertain as to the severity and duration of future demand downturns, if any. Although our distribution agreements with some manufacturers provide us with limited price protection and limited rights of return, any shortfalls in demand and excess production could hurt our distribution sales and gross profits. If any such shortfalls in demand or such excess production were to continue for a prolonged period of time, our results of operations would be materially adversely affected. In addition, many of our VAR and system integrator customers in the data storage industry are subject to the risks of significant shifts in demand and severe price pressures by their customers, which may increase the risk that we may not be able to collect accounts receivable owed by some of our customers. If we are unable to collect accounts receivable, our results of operations and financial condition may suffer. We cannot assure you of the timing, duration or magnitude of any recovery in the markets in which we operate, or that such markets will not experience renewed, and possibly more severe and prolonged downturns in the future, or that our operating results or financial condition will not be adversely affected by them.

Conversely, if the data storage industry experiences significant unit volume growth that, in turn, results in increased demand for any of the products we distribute, we may experience a shortage of our products. In such event, our operating results could depend on the amount of product allocated to us by manufacturers and the timely receipt of such product.

Risks related to competition.

Competition in our markets is intense and if we fail to compete effectively our financial results will suffer.

In the server appliance market, we face significant competition from a number of different types of companies. Our competitors include companies who market general-purpose servers, specific-purpose servers and server appliances as well as companies that sell custom integration services utilizing hardware produced by other companies. Many of these companies are larger than we are and have greater financial resources and name recognition than we do, as well as significant distribution capabilities and larger, more established service organizations to support their products. Our large competitors may be able to leverage their existing resources, including their extensive distribution capabilities and their service organizations, to provide a wider offering of products and services and higher levels of support on a more cost-effective basis than we can. We expect competition in the appliance market to increase significantly as more companies enter the market and as our existing competitors continue to improve the performance of their current products and to introduce new products and technologies. Such increased competition could adversely affect sales of our current and future products and services. In addition, competing companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to their customers than we can. If our competitors provide lower cost products with greater functionality or support than our server appliance solutions, or if some of their products are comparable to ours and are offered as part of a range of products that is broader than ours, our server appliance solutions could become undesirable. Even if the functionality of competing products is equivalent to ours, we face a risk that a significant number of customers would elect to pay a premium for similar functionality rather than purchase products from a less-established vendor. We attempt to differentiate ourselves from our competition by offering a wide variety of software integration, branding, supply-chain management, engineering, support, distribution, logistics and fulfillment services. If we are unable to effectively differentiate our products and services from those of our competition, our revenues will not increase and may decline. Furthermore, increased competition could negatively affect our business and future operating results by leading to price reductions, higher selling expenses and a reduction in our market share.

Likewise, the data storage and network security industries are highly competitive. As a result of our acquisition of TidalWire, we now compete against a variety of companies, such as other commercial distributors of data storage products. As we enter the network security market, the number of companies that we compete with will further increase. Some of our current and future competitors have significantly greater financial, technical, marketing, distribution and other resources than we do and may be able to respond more quickly than us to new or emerging technologies and changes in customer requirements, which could reduce our market share. These competitors may also establish or strengthen cooperative relationships with our key customers and other parties with whom we have strategic relationships, which could harm our ability to distribute our current and future products.

Our revenues could be negatively affected if our larger competitors consolidate their extensive distribution capabilities with our smaller competitors’ products.

Large server manufacturers may not only develop their own server appliance solutions, but they may also acquire or establish cooperative relationships with our smaller competitors, developing server appliance products and related technologies. Because large server manufacturers have significant financial and organizational resources available, they may be able to quickly penetrate the server appliance market by leveraging the technology and expertise of smaller companies with their own extensive distribution channels. We expect that the server industry will experience further consolidation. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share through consolidation. Consolidation within the server marketplace could adversely affect our revenues.

Risks related to marketing and sales efforts.

We need to effectively manage our sales and marketing operations to increase market awareness and sales of our products and services and to promote our brand recognition. If we fail to do so, our growth will be limited.

Although we have a relatively small sales and marketing organization, we must continue to increase market awareness and sales of our products and services and promote our brand in the marketplace. In the rapidly evolving market for server appliance solutions, we believe that to compete successfully we will need network equipment providers and ISVs to recognize Network Engines as a top-tier provider of server appliance platforms, custom integration services and server appliance distribution services. In the market for data storage and network security products, we will need VARs and systems integrators to recognize TidalWire as a leading value-added distributor of these products. If we are unable to design and implement effective marketing campaigns or otherwise fail to promote and maintain the Network Engines and TidalWire brands, we may not increase or maintain sales and our business may be adversely affected. Our business would also suffer if we incur excessive expenses promoting and maintaining these brands but fail to achieve the expected or desired increase in revenues.

If we are unable to effectively manage our customer service and support activities, we may not be able to retain our existing customers and attract new customers.

We need to effectively manage our customer support operations to ensure that we maintain good relationships with our customers. We outsource certain of our customer support activities to a third party and, therefore, we depend on this third party to successfully address our customers’ needs. If this customer support organization is unsuccessful in maintaining good customer relationships, we may lose customers to our competitors and our reputation in the market could be damaged. As a result, we may lose revenue and incur losses greater than expected.

Risks related to product manufacturing.

Our dependence on sole source and limited source suppliers for key components makes us susceptible to supply shortages and potential quality issues that could prevent us from shipping customer orders on time, if at all, and could result in lost sales and customers.

We depend upon single source and limited source suppliers for our industry-standard processors, main logic boards, certain disk drives, hardware platforms and power supplies as well as our cooling systems, chassis and sheet metal parts. We also depend on limited sources to supply several other industry-standard components. We have in the past experienced, and may in the future experience, shortages of or difficulties in acquiring components in the quantities and of the quality needed to produce our products. Shortages in supply of these key components for an extended time would cause delays in the production of our products, prevent us from satisfying our contractual obligations and meeting customer expectations, and result in lost sales and customers. If we are unable to buy components in the quantities and of the quality that we need on a timely basis or at acceptable prices, we will not be able to manufacture and deliver our products on a timely or cost-effective basis to our customers, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

If our server appliance solutions fail to perform properly and conform to specifications, our customers may demand refunds, assert claims for damages or terminate existing relationships with us and our reputation and operating results may materially suffer.

Because our server appliance hardware platforms are complex, they could contain errors that can be detected at any point in a product’s life cycle. In addition, because our solutions are combined with products from other vendors, should problems occur, it might be difficult to identify the source of the problem. In the past, we have discovered errors in some of our server appliance solutions and have experienced delays in the shipment of our server appliance products during the period required to correct these errors or we have had to replace defective products that were already shipped. For example, in our last fiscal year, we incurred substantially higher than anticipated warranty charges as the result of defects discovered in one of the third party components previously used in some of our server appliance solutions. Errors in our server appliance solutions may be found in the future and any of these errors could be significant. Significant errors, including those discussed above, may result in:

•	the loss of or delay in market acceptance and sales of our server appliance products;

•	diversion of engineering resources;

•	the loss of new or existing server appliance partners;

•	injury to our reputation and other customer relations problems; and

•	increased maintenance and warranty costs.

Any of these problems could harm our business and future operating results. Product errors or delays could be material, including any product errors or delays associated with the introduction of new products or versions of existing products. If our server appliance solutions fail to conform to warranted specifications, customers could demand a refund for the purchase price and assert claims for damages.

Moreover, because our server appliance solutions may be used in connection with critical computing systems services, we may receive significant liability claims if they do not work properly. While our agreements with customers typically contain provisions intended to limit our exposure to liability claims, these limitations do not preclude all potential claims. Liability claims could exceed our insurance coverage and require us to spend significant time and money in litigation or to pay significant damages. Any claims for damages, even if unsuccessful, could seriously damage our reputation and business.

Our future server appliance revenue growth is dependent on our ability to expand production capacity.

Our existing manufacturing facility is limited in its production capacity. For us to achieve significant server appliance revenue growth our server appliance sales volumes must increase significantly and our production capacity must increase to support such sales volumes. To supplement our production capacity, we utilize the services of a contract manufacturer. However, our contract manufacturer is not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. Using a contract manufacturer increases our cost of producing products and could decrease our gross profits. In the event that we need to change contract manufacturers or require significantly increased production levels, we could experience transitional difficulties, including production delays and quality control issues, that could prevent us from satisfying our production requirements on a timely basis, cause customer relationships to suffer and result in lost sales. Also, the use of a contract manufacturer does not guarantee us production levels, manufacturing line space or manufacturing prices, the lack of which could interrupt our business operations and have a negative effect on operating results.

If we do not accurately forecast our component and product requirements, our business and operating results could be adversely affected.

We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly, among other things, on factors including specific supplier requirements, contract terms and current market demand for those components. In addition, a variety of factors, including the timing of product releases, potential delays or cancellations of orders and the timing of large orders, make it difficult to predict product orders. As a result, our component and product requirement forecasts may not be accurate. If we overestimate our component and product requirements, we may have excess inventory, which would increase costs and negatively impact our cash position. If we underestimate our component and product requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to customers resulting in a loss of sales or customers. Any of these occurrences would negatively impact our business and operating results.

Our Distribution business is dependent on certain suppliers and our business would suffer if we lost any significant suppliers or faced a product shortage.

Our Distribution business is highly dependent on suppliers for substantially all of the products that we sell. A small number of data storage suppliers provide products that represent a significant majority of our storage distribution sales. The loss of any significant supplier could harm our financial condition and results of operations. Our distribution agreements are cancelable on short notice. Our reliance on a small number of suppliers for our Distribution business leaves us vulnerable to having an inadequate supply of required products, price increases, late deliveries and poor product quality. From time to time, our Distribution business, like other distributors in this industry, has experienced supply shortages and we have been unable to purchase our desired volume of products. If we are unable to enter into and maintain satisfactory distribution arrangements with leading suppliers and an adequate supply of products, our revenues could suffer considerably.

Risks related to product dependence on intellectual property.

Our reliance upon contractual provisions, domestic patent, copyright and trademark laws and applied-for patents to protect our proprietary rights may not be sufficient to protect our intellectual property.

Certain of our server appliance solutions are differentiated from the products of our competitors by our internally developed software and hardware and the manner in which they are integrated into our server appliance solutions. If we fail to protect our intellectual property, other vendors could sell products with features similar to ours, which could reduce demand for our solutions. We believe that the steps we have taken to safeguard our intellectual property afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets we own. Despite the precautions we have taken, laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies. In addition, there can be no guarantee that any of our patent applications will result in patents, or that any such patents would provide effective protection of our technology.

In addition, the laws of the countries in which we may decide to market our services and solutions may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

Our operating results would suffer if we were subject to a protracted infringement claim or one that resulted in a significant damages award.

Substantial litigation regarding intellectual property rights exists in the technology industry. We expect that server appliance products may be subject to third-party infringement claims as the number of competitors in the industry segment grows and the functionality of products in different industry segments overlaps. From time to time we receive claims from third parties that our server appliance products have infringed their intellectual property rights. Although we do not believe that our server appliance products employ technology that infringes the proprietary rights of any third parties, third parties may make claims that, with or without merit, could:

•	be time-consuming to defend;

•	result in costly litigation, including potential liability for damages;

•	divert our management’s attention and resources;

•	cause product shipment delays; and

•	require us to enter into royalty or licensing agreements.

Royalty or licensing agreements may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us or the failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the impacted product without redeveloping it or incurring significant additional expenses.

Other risks related to our business.

If the site of our manufacturing operations, third-party distribution center or third-party post-sales support provider were to experience a significant disruption in its operations, it would have a material adverse effect on our financial condition and results of our operations.

Our manufacturing facility and headquarters are concentrated in one location. In addition, our third-party distribution center in Memphis, Tennessee handles substantially all of the distribution of the products of our Distribution business and our third-party post-sales support center in Westborough, Massachusetts handles substantially all of the post-sales support obligations for our Distribution business. If the operations of any of these facilities were disrupted as a result of a natural disaster, fire, power or other utility outage, work stoppage or other similar event, our business could be seriously harmed as a result of interruptions or delays in our manufacturing or Distribution operations.

Class action lawsuits have been filed against us, our board of directors, our chairman and certain of our executive officers and other lawsuits may be instituted against us from time to time.

In December 2001, a class action lawsuit relating to our initial public offering was filed against us, our chairman, one of our executive officers and the underwriters of our initial public offering. In addition, in January 2003, a purported class action lawsuit was filed against us and our Board of Directors relating to the acquisition of TidalWire Inc. More recently, on December 16, 2003, a purported class action lawsuit was filed against us and John H. Curtis, our President and CEO, Douglas G. Bryant, our CFO, Vice President of Finance and Administration, Treasurer and Secretary, and Lawrence Genovesi, our Chairman of the Board and former President relating to the timing of our announcement of the amendment of our HBA distribution agreement with EMC. For more information on these lawsuits, see our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 under the section entitled “Business – Legal Proceedings.” In December 2003, we settled the class action lawsuit filed against us relating to the acquisition of TidalWire Inc. and we are currently attempting to settle the lawsuit filed against us related to our initial public offering. We are unable to predict the effects on our financial condition, or our business, of the lawsuit related to our initial public offering, the lawsuit related to our announcement of the amendment of our HBA distribution agreement with EMC or other lawsuits that may arise from time to time. While we maintain certain insurance coverage, there can be no assurance that claims against us will not result in substantial monetary damages in excess of such insurance coverage. In addition, we have and may in the future expend significant resources to defend such claims. These class action lawsuits, or other similar lawsuits that may arise from time to time, could negatively impact both our financial condition and the market price of our common stock.

If we fail to retain and attract appropriate levels of qualified technical personnel, we may not be able to develop and introduce our products on a timely basis.

We require the services of qualified technical personnel. In the past, we have experienced the negative effects of an economic slowdown, including significant declines in our revenues and a significant decrease in the market price of our common stock. As a result, we have implemented various personnel reductions, which placed added pressure on our remaining employees. These and other factors may make it difficult for us to retain and attract the qualified employees that we need to effectively manage our business operations, including key engineering activities. If we are unable to retain and attract a sufficient number of technical personnel we may not be able to complete development of, or upgrade or enhance, our products in a timely manner, or successfully integrate our network equipment and ISV partners’ software with our hardware platforms, any of which could negatively impact our business and could hinder any future growth.

If we do not retain our senior management, we may not be able to successfully execute our business strategy.

Since our restructurings in fiscal 2001 and 2002, and as a result of our acquisition of TidalWire, we have added key members to our current management team. The loss of key members of our management team could harm us. Our success is substantially dependent on the ability, experience and performance of our senior management team. Because of their ability and experience, we may not be able to successfully execute our business strategy if we were to lose one or more of these individuals. If we are unable to successfully execute our business strategy, our operating results would suffer.

The market price for our common stock may be particularly volatile, and our stockholders may be unable to resell their shares at a profit.

The market price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. During fiscal 2003, the price of our common stock ranged from a low of $0.92 to a high of $7.51. The stock markets have experienced significant price and trading volume fluctuations. The market for technology stocks has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies. General economic conditions, such as recession or interest rate or currency rate fluctuations in the United States or abroad, could negatively affect the market price of our common stock. In addition, our operating results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock would likely significantly decrease. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such companies. Such litigation could result in substantial cost and a diversion of management’s attention and resources.

The market price of our common stock may fluctuate in response to various factors, some of which are beyond our control. These factors include, but are not limited to, the following:

•	changes in market valuations or earnings of our competitors or other technology companies;

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates or investment recommendations by securities analysts who follow our business;

•	technological advances or introduction of new products by us or our competitors;

•	the loss of key personnel;

•	our sale of common stock or other securities in the future;

•	significant sales of our common stock by existing stockholders, affiliates and insiders;

•	intellectual property or litigation developments;

•	changes in business or regulatory conditions;

•	the trading volume of our common stock; and

•	disruptions in the geopolitical environment, including war in the Middle East or elsewhere or acts of terrorism in the United States or elsewhere.

The decline in the market price of our common stock and market conditions generally could adversely affect our ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and, without any further vote or action on the part of the stockholders, will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over the rights of the holders of common stock and could adversely affect the price of our common stock. The issuance of this preferred stock may make it more difficult for a third party to acquire us or to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

In addition, provisions of our second amended and restated certificate of incorporation, second amended and restated by-laws may deter an unsolicited offer to purchase us. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving us. For example, our Board of Directors is divided into three classes, only one of which is elected at each annual meeting. These factors may further delay or prevent a change of control of our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of TidalWire in December 2002. The following table sets forth, to our knowledge, certain information about the selling stockholders as of January 13, 2004.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after January 13, 2004 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
	Number	Percentage (2)		Number	Percentage (2)
Ascent Venture Partners and affiliated entities (3)	1,335,376	3.6%	480,706	854,670	2.3%
Jeffrey A. Brandes (4)	470,530	1.3%	447,046	23,484	*
HarbourVest Partners And affiliated entities (5)	5,890,926	16.1%	926,386	4,964,540	13.6%
Karl Laubscher	190,796	*	190,796	—	*
Thomas Tucker	260,523	*	260,523	—	*
Thomas D. Willson	616,968	1.7%	616,968	—	*
John Willson	4,000	*	4,000	—	*
Susan Willson	4,000	*	4,000	—	*

*	Less than one percent.

(1)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might sell all or none of the shares covered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
(2)	The percentages are based on 36,464,193 shares of common stock that were issued and outstanding as of January 13, 2004.
(3)	Includes 122,038 shares owned by Ascent Venture Partners, L.P., 1,151,726 shares owned by Ascent Venture Partners II, L.P., 39,408 shares owned by Ascent Venture Partners III, L.P., 633 shares owned by Ascent Management SBIC Corporation and 21,571 shares owned by Ascent Venture Management, LLC. Of the total number of shares being offered, 358,668 shares are being offered by Ascent Venture Partners II, L.P. and 122,038 shares are being offered by Ascent Venture Partners, L.P. The sole voting and investment powers for Ascent Venture Partners, L.P. are held by Ascent Venture Management, LLC. All decisions by Ascent Venture Management, LLC with respect to Ascent Venture Partners, L.P.’s voting and investment powers may be made by at least two of C.W. Dick, Christopher W. Lynch and Frank M. Polestra. The sole voting and investment powers for Ascent Venture Partners III, L.P. are held by Ascent Venture Management III, LLC. All decisions by Ascent Venture Management III, LLC with respect to Ascent Venture Partners III, L.P.’s voting and investment powers may be made by C.W. Dick, Christopher W. Lynch and/or Frank M. Polestra, provided that such individuals consenting to such decision hold at least a majority of the interests of Ascent Venture Management III, LLC held by all such individuals. As of the date hereof, the vote of at least two of Messrs. Dick, Lynch and Polestra is required, based on their relative ownership percentages.

(4)	Includes 18,750 shares underlying options exercisable within 60 days of January 13, 2004.
(5)	Includes 4,964,540 shares owned by HarbourVest Partners VI – Direct Fund, L.P. and 926,386 shares owned by HarbourVest Partners V – Direct Fund, L.P. All of the shares being offered are being offered by HarbourVest Partners V – Direct Fund, L.P. The sole voting and investment powers for HarbourVest Partners V-Direct Fund, L.P. are held by the managing members of HarbourVest Partners, LLC: Mr. Edward W. Kane and Mr. D. Brooks Zug, both of whom must approve each voting and investment decision.

HarbourVest Partners V-Direct Fund, L.P. is an affiliate of a broker-dealer. At the time of its purchase of the shares being offered, HarbourVest Partners V-Direct Fund purchased those shares in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities. HarbourVest Partners, LLC is the Managing Member of the General Partner of HarbourVest Partners V-Direct Fund, L.P. HarbourVest, LLC is under common control with Hancock Venture Partners, Inc., which is an indirectly wholly-owned subsidiary of John Hancock Life Insurance Company. Signator Investors, Inc., Essex National Securities, Inc. and John Hancock Funds, Inc, are indirectly wholly-owned subsidiaries of John Hancock Life Insurance Company, and each is a member of the National Association of Securities Dealers. Mr. Wadsworth is a Managing Director of both HarbourVest Partners, LLC and Hancock Venture Partners, Inc.

The following sets forth the nature of any position, office, or other material relationship that the selling stockholders have had with us, or any of our subsidiaries, within the past three years:

•	Ascent Venture Partners - Frank Polestra, a member of our Board of Directors, is a managing member or managing director of (or a managing member or managing director of the entity that controls) each of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P., Ascent Venture Partners III, L.P., Ascent Management SBIC Corporation and Ascent Venture Management, LLC. In addition, Ascent Venture Partners III, L.P. owns approximately 16% of the outstanding capital stock of Network Intelligence Corporation. Network Intelligence Corporation has a contract with us to purchase our products. In the fiscal year ending September 30, 2003, Network Intelligence Incorporation purchased approximately $2.6 million of our products.

•	HarbourVest Partners - Robert M. Wadsworth, a member of our Board of Directors and former director of TidalWire, is a managing director of the limited liability corporation that controls HarbourVest Partners V - Direct Fund, L.P. and HarbourVest Partners VI - Direct Fund, L.P. Furthermore, Mr. Wadsworth has relationships with two other members of our board of directors, Messrs. John A. Blaeser and Fontaine K. Richardson, outside of their positions on our board of directors. Mr. Blaeser is the president and CEO of Concord Communications, Inc., a public company, and serves on its board of directors. Mr. Wadsworth is also a director of Concord Communications where he serves as the chairman of the compensation committee of its board of directors, which determines the compensation of Mr. Blaeser. In addition, Messrs. Wadsworth and Richardson serve as directors of ePresence Inc., a public company in which HarbourVest Partners and/or its affiliates own approximately 11.6% of the outstanding common stock.

•	Jeffrey A. Brandes - Jeffrey A. Brandes, formerly President, Chief Executive Officer and director of TidalWire, has served as our Vice President and General Manager of Distribution Operations since the TidalWire acquisition in December 2002. In November 2002, we entered into an Executive Retention Agreement with Mr. Brandes that provides, under certain circumstances, for severance payments and the acceleration of vesting of stock options and restricted stock in the event Mr. Brandes’ employment with us is terminated.

•	Messrs. Laubscher, Tucker and Willson - Messrs. Tucker and Willson served as directors of TidalWire prior to our acquisition of TidalWire in December 2002. Both Messrs. Tucker and Willson serve as officers of Akibia, Inc. Mr. Laubscher is an employee of Akibia on paid leave from Akibia. In connection with the TidalWire acquisition, we engaged Akibia to provide certain customer support and warranty fulfillment services. Akibia charges us a fee for these services based upon sales of certain of our products. One of our directors, Robert M. Wadsworth, is also a director of PSI Holding Group, Inc., the parent company of Akibia. In addition, during the year ended September 30, 2003, Ascent and HarbourVest each owned greater than 5% of our outstanding stock and greater than 5% of the outstanding stock of PSI. In the year ended September 30, 2003, we recognized $972,000 of expense as a result of our customer support and warranty fulfillment services agreements with Akibia. In addition, TidalWire had certain agreements with Akibia related to administrative and accounting services and leased certain facilities from Akibia. These agreements terminated in March 2003. Payments related to these agreements by us during fiscal 2003 totaled $33,000. At September 30, 2003, we had amounts outstanding to Akibia of approximately $193,000.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) December 27, 2004.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

(1)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

(2)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(3)	The description of our capital stock contained in our Registration Statement on Form 8-A dated June 21, 2000.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Network Engines, Inc.

25 Dan Road

Canton, Massachusetts 02021

Attention: Investor Relations

Telephone: (781) 332-1000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Network Engines (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission .	$1,254.44
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$2,500.00
Total Expenses	$23,754.44

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in its Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article EIGHTH of the Registrant’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article NINTH of the Certificate of Incorporation provides that a director or officer of the Registrant shall be indemnified by the Registrant against:

(a) all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

(b) all expenses (including attorneys’ fees) and amounts paid in the settlement incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within sixty days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Article NINTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to fullest extent permitted by such law as so amended.

The Registrant maintains a directors’ and officers’ insurance policy that covers certain liabilities of directors and officers of the Registrant, including liabilities under the Securities Act of 1933. The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1	Second Amended and Restated Certificate of Incorporation of Network Engines, Inc. (filed as Exhibit 3.2 to Network Engines’ Registration Statement on Form S-1 (Registration No 333-34286) and incorporated by reference herein).

4.2	Second Amended and Restated By-laws of Network Engines, Inc. (filed as Exhibit 3.4 to Network Engines’ Registration Statement on Form S-1 (Registration No 333-34286) and incorporated by reference herein).

4.3	Specimen certificate for shares of Network Engines’ common stock (filed as Exhibit 4.1 to Network Engines’ Registration Statement on Form S-1 (Registration No 333-34286) and incorporated by reference herein).

5.1	Opinion of Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (see page II-4 of this Registration Statement).

Item 17. Undertakings.

Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement No. 333-111519 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on January 15, 2004.

NETWORK ENGINES, INC.

By:	/s/ John H. Curtis
John H. Curtis
President and Chief Executive Officer

By:	/s/ Douglas G. Bryant
Douglas G. Bryant
Vice President of Finance and Administration and Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John H. Curtis John H. Curtis	President, Chief Executive Officer and Director (Principal Executive Officer)	January 15, 2004

/s/ Douglas G. Bryant Douglas G. Bryant	Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	January 15, 2004

/s/ Lawrence A. Genovesi* Lawrence A. Genovesi	Chairman of the Board	January 15, 2004

/s/ John A. Blaeser* John A. Blaeser	Director	January 15, 2004

Signature	Title	Date
/s/ Gary A. Haroian* Gary E. Haroian	Director	January 15, 2004

/s/ Dennis A. Kirshy* Dennis A. Kirshy	Director	January 15, 2004

/s/ Frank M. Polestra* Frank M. Polestra	Director	January 15, 2004

/s/ Fontaine K. Richardson* Fontaine K. Richardson	Director	January 15, 2004

/s/ Robert M. Wadsworth* Robert M. Wadsworth	Director	January 15, 2004

*/s/ John H. Curtis John H. Curtis * Under Power of Attorney As Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Second Amended and Restated Certificate of Incorporation of Network Engines, Inc. (filed as Exhibit 3.2 to Network Engines’ Registration Statement on Form S-1 (Registration No 333-34286) and incorporated by reference herein).

4.2	Second Amended and Restated By-laws of Network Engines, Inc. (filed as Exhibit 3.4 to Network Engines’ Registration Statement on Form S-1 (Registration No 333-34286) and incorporated by reference herein).

4.3	Specimen certificate for shares of Network Engines’ common stock (filed as Exhibit 4.1 to Network Engines’ Registration Statement on Form S-1 (Registration No 333-34286) and incorporated by reference herein).

5.1	Opinion of Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (See page II-4 of this Registration Statement).